UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2020

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8560 Main Street, Suite 4, Williamsville, New York (Address of Principal Executive Office)	14221 (Zip Code)

  Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value	XXII	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02(d):	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On September 11, 2020, the Board of Directors (the “Board”) of 22nd Century Group, Inc. (the “Company”) appointed Michael Koganov, Sc.D., Ph.D., to be a director on the Board, effective immediately.  Dr. Koganov was appointed as a Class I director to fill the existing vacancy in the Class I director positon on the Board.

Dr. Koganov, age 70, is an accomplished scientist, having discovered the role of phylloquinone in transmembrane electrochemical potential. He also developed Electro-Membrane technology for comprehensive processing of plants to produce protein concentrates and secondary metabolites using bipolar membranes. In 2001, Dr. Koganov co-founded IBT LLC, which developed proprietary sustainable Zeta Fraction Technology that was acquired by AkzoNobel (OTC: AKZOY) and then by Ashland Global Holdings, Inc. (NYSE: ASH). During his time at Ashland, Dr. Koganov directed research, product development and commercialization of patented multifunctional bioactive Zeta Fractions (“ZF”) including Recentia® and Fusion™ that are used as ingredients in numerous products of global companies. He has significantly contributed to development of ZF based Harmoniance™, SeaStem™, Infini'tea™ and various synergistic compositions of ZF obtained from live phytomass representing 12 major plant families. Dr. Koganov left Ashland in 2018.

Dr. Koganov is currently the President of Intellebio, LLC, a consulting and testing firm specializing in the development of advanced testing, proprietary solutions and novel technologies in the life sciences field and has held this position since June of 2019.

Dr. Koganov holds a Doctor of Philosophy in Bioelectrochemistry from the Institute of Chemical Technology, Dnipropetrovsk, USSR (now Ukrainian State University of Chemical Technology), a Masters of Sciences in Biochemistry from the State University, Dnipropetrovsk, USSR (now Oles Honchar Dnipro National University, Ukraine), and was awarded a Doctor of Sciences in Biotechnology from the USSR Higher Attestation Commission Council of Ministers.

Dr. Koganov is credited with 72 publications, over 100 granted patents and 2 full-length books. He is a member of the New York Academy of Sciences, Sigma Xi: The Scientific Research Honor Society, and the Biochemical Society. Dr. Koganov is an internationally recognized expert and keynote speaker on novel plant technologies and has received numerous industry awards.

Dr. Koganov is independent under the rules of the New York Stock Exchange American market and will receive the same compensation as the Company’s other non-employee directors.  Dr. Koganov will become the chair of the Scientific & Technical Advisory Committee of the Board and will serve as a member of the Finance Committee of the Board.

There are no family relationships between Dr. Koganov and any director or other executive officer of the Company nor are there any transactions between Dr. Koganov or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction.  Further, there is no arrangement or understanding between Dr. Koganov and any other persons or entities pursuant to which Dr. Koganov was appointed as a director of the Company.

The Company issued a press release regarding Dr. Koganov being appointed as a new director to the Board, which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 99.1	Press release dated September 17, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

Date: September 17, 2020	/s/ Steven P. Przybyla
Steven P. Przybyla Vice President, General Counsel and Secretary